FOURTH AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
CUSTODY AGREEMENT

THIS FOURTH AMENDMENT dated as of the 23rd day of May, 2012, to the Custody Agreement, dated as of April 6, 2011, as amended August 23, 2011, November 8, 2011 and February 16, 2012 (the "Agreement"), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (the "Trust") and U.S. Bank National Association, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibits and add the following series of Managed Portfolio Series:

Exhibit J, the Reinhart Mid Cap Private Market Value Fund, is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	U.S. BANK, N.A.

By: /s/ James R. Arnold	By: /s/ Michael R. Mcvoy

Name: James R. Arnold	Name: Michael R. McVoy

Title: President	Title: Senior Vice President

Exhibit J to the
Managed Portfolio Series Custody Agreement

Name of Series
Reinhart Mid Cap Private Market Value Fund

Multiple Series Trust DOMESTIC CUSTODY SERVICES FEE SCHEDULE at May, 2012

Annual Fee Based Upon Market Value Per Fund*
basis point on average daily market value
Minimum annual fee per fund - $
Plus portfolio transaction fees

Portfolio Transaction Fees
$ /book entry DTC transaction/Federal Reserve transaction/principal paydown
$ /U.S. Bank repo agreement transaction
$ /short sale
$ /option/future contract written, exercised or expired
$ /mutual fund trade/Fed wire/margin variation Fed wire
$ /physical transaction
$ /segregated account per year

▪  A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
▪  No charge for the initial conversion free receipt.
▪  Overdrafts – charged to the account at prime interest rate plus 2.

Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, and extraordinary expenses based upon complexity.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.

Advisor’s Signature below acknowledges approval of the domestic and global fee schedules on this Exhibit J.

REINHART PARTNERS, INC.

By:_____________________________

Printed Name: _____________________

Title: _____________________________                                                                           Date: ______________

Exhibit J (continued) to the Separate Series of Managed Portfolio Series Custody Agreement
GLOBAL SUB-CUSTODIAL SERVICES ANNUAL FEE SCHEDULE at May, 2012
Country	Instrument	Safekeeping (BPS)	Transaction Fee	Country	Instrument	Safekeeping (BPS)	Transaction Fee
Argentina	All			Lebanon	All
Australia	All			Lithuania	All
Austria	All			Luxembourg	All
Bahrain	All			Malaysia	All
Bangladesh	All			Mali*	All
Belgium	All			Malta	All
Benin*	All			Mauritius	All
Bermuda	All			Mexico	All
Botswana	All			Morocco	All
Brazil	All			Namibia	All
Bulgaria	All			Netherlands	All
Burkina Faso*	All			New Zealand	All
Canada	All			Niger*	All
Cayman Islands*	All			Nigeria	All
Channel Islands*	All			Norway	All
Chile	All			Oman	All
China“A” Shares	All			Pakistan	All
China“B” Shares	All			Peru	All
Columbia	All			Philippines	All
Costa Rica	All			Poland	All
Croatia	All			Portugal	All
Cyprus*	All			Qatar	All
Czech Republic	All			Romania	All
Denmark	All			Russia	Equities/Bonds
Ecuador	All			Russia	MINFINs
Egypt	All			Senegal*	All
Estonia	All			Singapore	All
Euromarkets(3)	All			Slovak Republic	All
Finland	All			Slovenia	All
France	All			South Africa	All
Germany	All			South Korea	All
Ghana	All			Spain	All
Greece	All			Sri Lanka	All
Guinea Bissau*	All			Swaziland	All
Hong Kong	All			Sweden	All
Hungary	All			Switzerland	All
Iceland	All			Taiwan	All
India	All			Thailand	All
Indonesia	All			Togo*	All
Ireland	All			Trinidad & Tobago*	All
Israel	All			Tunisia	All
Italy	All			Turkey	All
Ivory Coast	All			UAE	All
Jamaica*	All			United Kingdom	All
Japan	All			Ukraine	All
Jordan	All			Uruguay	All
Kazakhstan	All			Venezuela	All
Kenya	All			Vietnam*	All
Latvia	Equities			Zambia	All
Latvia	Bonds
* Additional customer documentation and indemnification will be required prior to establishing accounts in these markets.

Annual Base Fee - $ per account (fund) will apply.
▪
Euroclear – Eurobonds only.  Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.  In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge (surcharge schedule available upon request).

▪	For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Straight Through Processing – fees waived.

Cash Transactions:
▪	3rd Party Foreign Exchange – a Foreign Exchange transaction undertaken through a 3rd party will be charged $.

Tax Reclamation Services: May be subject to additional charges depending upon the service level agreed.  Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $ per claim.

Out of Pocket Expenses
▪
Charges incurred by U.S. Bank, N.A.  for local taxes, stamp duties or other local duties and assessments, stock exchange fees, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

▪
A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.

▪	SWIFT reporting and message fees.